Exhibit 10.09

PURCHASE AND SALE AGREEMENT

by and between

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2,

a Texas limited partnership

and

ERIC G. MEYERS, an individual resident of the State of Maryland, JOHN P.

KYLE, an individual resident of the State of Maryland, AND TERRY KORTH, an individual resident of the State of Maryland

Property Name:  Central Hampton Business Park

Location:  Prince Georges County, State of Maryland

Effective Date:  March 27, 2007

EXHIBITS

A.	Legal Description

B.	List of Contracts

C.	Form of Buyer’s As-Is Certificate and Agreement

D.	Form of Special Warranty Deed

E.	Form of Bill of Sale

F.	Form of Assignment of Tenant Leases

G.	Form of Assignment of Intangible Property

H.	Form of Notice to Tenants

I.	Form of Seller’s Non-Foreign Certificate

J.	Litigation Notices, Contract Defaults, Governmental Violations

K.	Remedial Action Plan

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of March 27, 2007 (the “Commencement Date”), by and between PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2, a Texas limited partnership (“Seller”), and ERIC G. MEYERS, an individual resident of the State of Maryland, JOHN P. KYLE, an individual resident of the State of Maryland, and TERRY KORTH, an individual resident of the State of Maryland (collectively, “Buyer”).

WITNESSETH:

In consideration of the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

ARTICLE 1—CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Agency” or “Agencies” means, individually and collectively, any federal, state or local governmental or regulatory agency, body, board, commission or other political entity having environmental jurisdiction over the Real Property under any Environmental Law, including without limitation, the Maryland Department of the Environment.

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal holiday, or any holiday in the State in which the Property is located. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer’s Broker” shall mean any broker, agent, finder or advisor retained by Buyer in connection with this Transaction.

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representative in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer, any direct or indirect owner of any beneficial interest in Buyer, and any officers, directors, employees, agents, representatives and attorneys of Buyer or any such direct or indirect owner of any beneficial interest in Buyer.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean the date of Closing, which shall not be later than the Closing Deadline.

“Closing Deadline” shall mean a date not later than thirty (30) calendar days following the expiration of the Due Diligence Period, as the same may be extended pursuant to the express terms of this Agreement.

“Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement or otherwise in connection with the Transaction or this Agreement, including, without limitation, the documents and instruments required pursuant to the terms of Article 7.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets (other than the operating budget, but not capital, for the calendar year in which the Closing occurs); strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information in the possession or control of Seller, Seller’s Property Manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements) that are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“Deposit” shall mean the sum of One Hundred Fifty Thousand Dollars ($150,000), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1 hereof, together with any interest earned thereon.

“Designated Representatives” shall mean Richard Pulido, Principal, Prudential Mortgage Capital Company, Inc. and Tom Maxfield, Chief Operations Manager, Watson & Taylor, Inc.

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that any of the Seller Parties deliver or make available to any Buyer’s Representative prior to Closing or which are otherwise obtained by any Buyer’s Representative prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Due Diligence Period” shall mean the period commencing prior to the execution of this Agreement and expiring at 11:59 p.m. Eastern Time on the thirtieth day following the Commencement Date.

“Environmental Law” means, individually or collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et. seq. (“CERCLA”); the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq. (“RCRA”); the Toxic Substances Control Act, 15 U.S.C. Section 2601, et. seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et. seq.; the Federal Water Pollution Prevention and Control Act, 33 U.S.C. Section 1251, et. seq.; and the Oil Pollution Act of 1990, Pub. L. 101-380, August 18, 1990, and comparable state and local laws, as said laws may be supplemented or amended from time to time, the regulations now or hereafter promulgated pursuant to said laws and any other federal, state, county or local law (including, but not limited to common law), statute, rule, regulation or ordinance currently in effect or subsequently enacted, promulgated or adopted that relates to the use, storage, disposal, presence, cleanup, transportation or release or threatened release into the environment of Hazardous Materials.

“Escrow Agent” shall mean Banner Title Company, Inc., a Maryland corporation, whose mailing address is 11140 Rockville Pike #570, Rockville, Maryland 20852, Attention: Seth T. Stark, Esq., in its capacity as escrow agent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Closure Document” means with respect to the Property, a written determination by the applicable Agency, that based upon its evaluation of the Environmental Conditions (as defined in Section 16.2.1) and any Environmental Work (as defined in Section 16.1.3) performed with respect thereto, no Environmental Work is required, or where Environmental Work has occurred, that the Environmental Work was performed in accordance with applicable Requirements to the reasonable satisfaction of such Agency, and imposing any additional conditions or restrictions on any areas of concern or on the Property, as applicable, including without limitation, continued groundwater monitoring or engineering, institutional controls or land use controls.

“Hazardous Material” means any chemical, substance, waste, material, pollutant or contaminants, petroleum products, asbestos containing materials, toxic substance, hazardous waste, hazardous material, and constituents, by products or progeny of any of the foregoing, defined as or deemed hazardous or toxic or otherwise regulated under any Environmental Law, including, without limitation, RCRA hazardous wastes, CERCLA hazardous substances, pesticides and other agricultural chemicals, oil and petroleum products or byproducts and any constituents thereof, urea formaldehyde insulation, biological agents (mold, mildew, fungal spores), lead in paint or drinking water, radon, asbestos, and polychlorinated biphenyls (PCBs).

“Intangible Property” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller:

(a) the Contracts; and

(b) to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property; and

(c) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date; and

(d) the rights of Seller (if any) to the name “Central Hampton Business Park” (it being acknowledged by Buyer that Seller does not have exclusive rights (and in fact may have no rights) to use such name and that Seller has not registered the same in any manner).

“Laws” shall mean all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all leases for tenants of the Real Property on the Closing Date (including, without limitation, all New Leases).

“Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Major Casualty/Condemnation” shall mean:

(a) any condemnation or eminent domain proceedings that occurs after the date hereof, if and only if the portion of the Property that is the subject of such proceedings has a value in excess of Three Hundred Fifty Thousand Dollars ($350,000), as reasonably determined by Seller; and

(b) any casualty that occurs after the date hereof, if and only if either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored to as close to the condition that existed prior to such damage as is reasonably possible or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of Three Hundred Fifty Thousand Dollars ($350,000), as reasonably determined by Seller.

“New Leases” shall mean, collectively, any lease for space at the Property entered into between the Commencement Date and the Closing Date.

“Owner’s Title Policy” shall mean an ALTA owner’s title insurance policy (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued pursuant to the Title Commitment, in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Article 4 hereof and the right of Buyer to terminate this Agreement pursuant to Article 5 hereof: (a) applicable zoning and building ordinances and land use regulations, (b) all covenants, conditions, easements, restrictions, and other matters of record affecting title to the Property, (c) such state of facts as would be disclosed by a physical inspection of the Property, (d) the lien of taxes and assessments not yet due and payable, (e) any exceptions caused by any Buyer’s Representative, (f) the rights of the tenants under the Leases, and (g) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof.

“Personal Property” shall mean, collectively, (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all books, records and files of Seller relating to the Real Property or the Leases; but specifically excluding from the items described in both clauses (a) and (b), any Confidential Materials and any computer software that is licensed to Seller.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; and (d) the Intangible Property.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.

“Purchase Price” shall mean the sum of Three Million Five Hundred Thousand Dollars ($3,500,000).

“Real Property” shall mean that certain parcel of real estate located at 9244 East Hampton Drive, Capitol Heights, Prince Georges County, Maryland and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Reimbursable Lease Expenses” shall mean, collectively, any and all out-of-pocket costs, expenses and fees paid by Seller prior to Closing or costs, expenses and fees incurred by Seller prior to Closing arising out of or in connection with (a) any extensions, renewals or expansions under any Lease exercised or granted between the Commencement Date and the Closing Date, and (b) any New Lease. Reimbursable Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, (iii) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (iv) any rent concessions covering any period that the tenant has the right to be in possession of the demised space, and (v) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller.

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.

“Seller-Allocated Amounts” shall mean, collectively:

(a) with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b) with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Property following a casualty.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Seller’s Property Manager, (e) any direct or indirect owner of any beneficial interest in Seller; (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s Property Manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Broker” shall mean CB Richard Ellis, Inc., a Delaware corporation.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Representatives and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of the Designated Representatives arising out of any of the Seller’s Warranties.

“Seller’s Property Manager” shall mean the current manager of the Property: Watson & Taylor Management, Inc.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Section 9.2, as such representations and warranties may be deemed modified or waived by Buyer pursuant to the terms of this Agreement.

“Survey” shall mean a survey of the Property to be obtained as set forth in Article 4.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Title Commitment” shall mean a commitment to issue an owner’s policy of title insurance with respect to the Property, issued by the Title Company.

“Title Company” shall mean Banner Title Company, Inc., a Maryland corporation.

“Title Documents” shall mean all documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2—SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3—PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6 and Section 7.2, or as otherwise provided under this Agreement. The Purchase Price shall be paid as follows:

3.1 Earnest Money Deposit.

3.1.1 Payment of Deposit. No later than 2 Business Days after the full and final execution of this Agreement by Buyer and Seller and as a condition precedent to the effectiveness of this Agreement, Buyer shall make the Deposit in immediately available funds with Escrow Agent.

3.1.2 Applicable Terms; Failure to Make Deposit. The Deposit shall be paid to Escrow Agent in immediately available funds. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, at Seller’s option, Buyer shall be deemed to have elected to terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2 Cash at Closing. On the Closing Date, Buyer shall pay to Seller an amount equal to the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement, and, as a portion of such payment, Buyer may cause the Escrow Agent to pay to Seller such portion of the Deposit to Seller in immediately available funds by wire transfer as more particularly set forth in Section 7.2.

ARTICLE 4—TITLE MATTERS

4.1 Title to Real Property. As soon as reasonably practicable after the date hereof, but not later than five (5) business days after the Commencement Date, Seller shall deliver to Buyer a copy of the following items to the extent in Seller’s possession: any existing owner’s title policy and copies of any Title Documents. Buyer shall use commercially reasonable efforts to obtain the Title Commitment and copies of all of the Title Documents as soon as reasonably practicable after the date hereof. Buyer shall notify Seller when it receives any of the aforementioned documents and shall promptly furnish Seller copies of the same. Seller shall use commercially reasonable efforts to obtain the Survey and promptly furnish Buyer with a copy of the same as soon as reasonably practicable after the date hereof.

4.2 Title Defects.

4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a) Prior to the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions). In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that adversely affect Buyer’s title to the Real Property if such matters appear on any supplemental title reports or updates to the Title Commitment issued after the expiration of the Due Diligence Period and if such matters are placed of record after the effective date of the Title Commitment received by Buyer prior to the expiration of the Due Diligence Period, so long as such objection is made by Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.

(b) Seller may elect (but shall not be obligated) to Remove or cause to be Removed any such Title Objections and Seller may notify Buyer in writing within five (5) Business Days after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same (and the failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove such Title Objections). If Seller elects not to Remove one or more Title Objections (or is deemed to have so elected), then, within five (5) Business Days after such election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c) If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Title Objections that Seller is obligated to Remove hereunder. Seller may use any portion of the Purchase Price to Remove or cause to be Removed any such Title Objections. If Seller is unable to Remove any such Title Objections at or prior to the Closing, Buyer may at Closing elect to either (a) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d) Seller shall be entitled to a reasonable adjournment of the Closing and Closing Deadline (not to exceed sixty (60) days) for the purpose of the Removal of any Required Removal Exceptions.

ARTICLE 5—BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1 Buyer’s Due Diligence.

5.1.1 Access to Documents and the Property. Commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to make or cause to be made available to Buyer for copying, at Buyer’s sole cost and expense, all books, records and files of Seller and of the management agent for the Property related to the Property (other than Confidential Materials), which are located (i) on-site at the Property, or (ii) at the office of Seller’s property manager. In addition, commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to allow Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere with the operation of the Property or the rights of tenants; (b) Buyer shall coordinate with Seller and Seller’s Property Manager prior to and during each visit to the Property by any Buyer’s Representative and representatives of Seller shall accompany Buyer’s Representatives during each such visit; (c) Buyer’s Representatives shall not contact any tenant without Seller’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned; and (d) Seller or its designated representative shall have the right to pre-approve, in its sole and absolute discretion, and be present during any physical testing of the Property, including but not limited to testing of soil or groundwater at the Property. Buyer shall deliver promptly to Seller copies of all Buyer’s Reports. Buyer shall immediately return the Property to the condition existing prior to any tests and inspections. Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller and Seller’s Property Manager as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

5.1.2 Other Due Diligence Obligations of Buyer. All inspections by Buyer’s Representatives shall be at Buyer’s sole expense and shall be in accordance with applicable Laws, including without limitation, Laws relating to worker safety and the proper disposal of discarded materials. Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s Due Diligence and the obligations of such parties hereunder.

5.1.3 Waiver and Release. Buyer, for itself and all of the other Buyer’s Representatives, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by Buyer’s Representatives.

5.2 As-Is, Where-Is, With All Faults Sale. Buyer acknowledges and agrees as follows:

(a) During the Due Diligence Period, Buyer shall conduct, and shall continue to conduct, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b) The Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(c) Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

(d) Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

5.3 Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period, Buyer may terminate this Agreement by written notice to Seller at any time prior to the expiration of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. Buyer and Seller each acknowledge and agree that Buyer shall have no additional period after the expiration of the Due Diligence Period to conduct further Due Diligence, unless requested by Buyer in writing prior to the expiration of the Due Diligence Period (and Buyer acknowledges and agrees that notwithstanding that Buyer may conduct further Due Diligence, Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Article 5 after the expiration of the Due Diligence Period).

5.4 Buyer’s Certificate. At Closing, Buyer shall execute (and cause to be executed) and deliver to Seller, a certificate in the form of Exhibit C attached hereto and incorporated herein by this reference.

ARTICLE 6—ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1 Lease Rentals and Other Revenues.

6.1.1 Rents. All collected Rents shall be prorated between Seller and Buyer as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all Rents attributable to any period prior to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing.

6.1.2 Other Revenues. Revenues from Property operations other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), and pre-paid installments or other payments under Contracts (which shall be the sole property of Seller) that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date.

6.1.3 Post Closing Collections. After Closing, Buyer shall make a good faith effort to collect any Rents or other revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt; provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the applicable Lease or obligation at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the Rents or other revenue due Seller and Seller hereby retains its rights to pursue claims against any tenant under the Leases or other party for sums due with respect to periods prior to the Closing Date; provided, however, that with respect to any legal proceedings against any tenant under a Lease, Seller (a) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (b) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing; and (c) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. The terms of this Section 6.1.3 shall survive the Closing and not be merged therein.

6.2 Lease Expenses. At Closing, Buyer shall reimburse Seller for the Reimbursable Lease Expenses to the extent required by the terms of Article 14.

6.3 Real Estate and Personal Property Taxes.

6.3.1 Proration of Ad Valorem Taxes. Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are actually due and payable, based on the maximum discount available for early payment, during the Closing Tax Year, regardless of the year for which such taxes are assessed. As a result, if real estate or personal property taxes for the Property are paid in arrears (i.e., taxes paid during any Tax Year are assessed for or otherwise attributable to the previous Tax Year), there shall be no proration of real estate taxes assessed for or attributable to the Property for the Closing Tax Year (that would be due and payable during the following Tax Year). There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove and, as between Buyer and Seller, Buyer agrees that it shall be solely responsible for all such ad valorem real estate and personal property taxes due and payable after the Closing. The proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows:

(a) Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be the number of days in the Closing Tax Year; and

(b) Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year subsequent to and including the Closing Date, and the denominator of which shall be the number of days in the Closing Tax Year.

6.3.2 Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the Closing Tax Year, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year.

6.3.3 Special Assessments. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that (a) if the owner of the Property has the election to pay any special assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer upon written notice of the same to Buyer; and (b) Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof.

6.3.4 Tenant Reimbursements. Notwithstanding the foregoing terms of this Article 6, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any real estate or personal property taxes or special assessments to the extent that Buyer is entitled after Closing to reimbursement of taxes and assessments, or the recovery of any increase in taxes and assessments, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased taxes and assessments from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such real estate or personal property taxes and assessments, (b) the burden of collecting such reimbursements shall be solely on Buyer, and (c) if applicable, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any such reimbursement collected prior to Closing for real estate or personal property taxes or special assessments for which Buyer is responsible. Furthermore, Seller and Buyer acknowledge and agree that, notwithstanding any provision in any of the Leases to the contrary, the tax reimbursement payments to be paid by tenants of the Property during the Closing Tax Year are to be applied to pay the real estate taxes due and payable during the Closing Tax Year and, therefore, Buyer shall not receive a credit for any amounts due and payable by tenants of the Property prior to the Closing as real estate tax reimbursements.

6.3.5 Reassessments. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all Liabilities for such taxes. Such indemnity shall survive the Closing and not be merged therein.

6.4 Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits that Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing terms of this Section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that Buyer is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such operating expenses, (b) the burden of collecting such reimbursements shall be solely on Buyer, and (c) if applicable, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any such reimbursement collected prior to Closing for such expenses for which Buyer is responsible.

6.5 Closing Costs. Buyer shall pay the following costs and expenses associated with the following: (a) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (b) all lenders’ fees related to any financing to be obtained by Buyer, (c) all recording and filing charges in connection with the instruments by which Seller conveys the Property, (d) the commission due Buyer’s Broker, (e) one half of all escrow or closing charges, (f) all premiums and charges of the Title Company for the Title Commitment and the Owner’s Title Policy (including endorsements), (g) intentionally omitted, (h) one-half (1/2) of all transfer taxes, recordation taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer, and (i) any and all transfer taxes, recordation taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the financing to be obtained by Buyer, including, without limitation, in connection with the recording and filing of any mortgage, security instrument, financing instrument, financing statement or similar instrument. Seller shall pay the following costs and expenses associated with the Transaction: (i) the commission due Seller’s Broker, (ii) all fees due its attorneys, (iii) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions, (iv) one half of all escrow or closing charges, (v) the cost of the Survey (including any Survey costs incurred by Seller in anticipation of the sale of the Property) and (vi) one-half (1/2) of all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer (provided, that, Buyer shall be solely responsible for any and all transfer taxes, recordation taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the financing to be obtained by Buyer, including, without limitation, in connection with the recording and filing of any mortgage, security instrument, financing instrument, financing statement or similar instrument).

6.6 Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any cash security deposits together with accrued interest therein that may be required under applicable Maryland law then held by Seller under the Leases less any administrative or similar charges to which Seller may be entitled under applicable Law.

6.7 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.8 Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item prorated or credited at Closing as listed in any section of this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing) or otherwise require adjustment as a result of any year-end or periodic reconciliations of reimbursable operating expenses or tax payments by a tenant under a Lease, the party owing money as a result of such error or adjustment shall promptly pay to the other party the sum necessary to correct such error or make such adjustment upon receipt of proof of the same, provided that such proof is received by the party from whom payment is to be made on or before sixty (60) days after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements (or such excerpts thereof as are sufficient to provide the information necessary for the determination of such adjustments) for the Property and copies of any applicable correspondence and statements sent to tenants in connection with any reconciliation promptly after the same are prepared, but, in any event, no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

ARTICLE 7—CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1 Closing Date. Closing shall occur on the Closing Date. The parties shall conduct an escrow-style closing between themselves and with the Escrow Agent to handle documents related to the Title Policy and funding, so that it will not be necessary for any party to attend the Closing (Buyer and Seller shall exchange pre-Closing deliveries and escrow instructions, and finalize and sign all documents not later than the day prior to Closing, and deliver such items in accordance with such instructions).

7.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to the Escrow Agent no later than 2:00 p.m. Eastern Time on the Closing Date and causing the Escrow Agent to deposit the same in Seller’s designated account by 5:00 p.m. Eastern Time on the Closing Date.

7.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered the following:

(a) Deed. A limited warranty deed in the form of Exhibit D attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b) Bill of Sale. A bill of sale in the form of Exhibit E attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c) Assignment of Tenant Leases. An assignment and assumption of the Leases, in the form of Exhibit F attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d) Assignment of Intangible Property. An assignment and assumption of the Intangible Property in the form of Exhibit G attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e) Notice to Tenants. A single form letter in the form of Exhibit H attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit I attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(g) Evidence of Authority. A certificate of an Assistant Secretary of Seller with respect to the authority to act on behalf of Seller of the individual executing on behalf of Seller all documents contemplated by this Agreement.

(h) Title Document. A Seller’s Title Affidavit in form acceptable to Seller and the Title Company.

(i) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

The items to be delivered by Seller in accordance with the terms of this Section 7.3 shall be delivered to escrow no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date.

7.4 Buyer Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a) Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b) Bill of Sale. The Bill of Sale executed and acknowledged by Buyer.

(c) Assignment of Leases. The Assignment of Leases executed and acknowledged by Buyer.

(d) Assignment of Intangible Property. The Assignment of Intangible Property executed and acknowledged by Buyer.

(e) Buyer’s As-Is Certificate. The certificate of Buyer required under Article 5 hereof.

(f) Evidence of Authority. Documentation to establish to Seller’s reasonable satisfaction the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of this Agreement and the Closing Documents required to be delivered by Buyer pursuant to this Agreement.

(g) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) and following of this Section 7.4 shall be delivered to escrow no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date.

ARTICLE 8—CONDITIONS TO CLOSING

8.1 Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(b) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Law, whether now or hereafter existing; and

(c) Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2 Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a) Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date; and

(b) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Section 8.1 or Section 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may notify the other in writing of such failure (which written notice shall detail such failure, as applicable), and if such failure remains uncured within five (5) days after receipt of such written notice, Seller or Buyer (as appropriate) may terminate this Agreement by written notice to the other, in which event, subject to any rights and remedies, if any, that either party may have pursuant to the terms of Article 11 hereof, the Deposit shall be paid to Buyer or Seller (as appropriate), as described in Article 11, and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

8.4 Approvals not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests, or (d) endorsements to the Owner’s Title Policy.

ARTICLE 9—REPRESENTATIONS AND WARRANTIES

9.1 Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1 Buyer’s Authorization. Buyer (and as used in this Section 9.1.1, the term Buyer includes any general partners or managing members of Buyer) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by Laws for this Transaction, the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Buyer, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of its obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by Buyer, have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar Laws.

9.1.3 Patriot Act Compliance. Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

Buyer’s representations and warranties in this Section 9.1 shall survive the Closing and not be merged therein.

9.2 Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1 Seller’s Authorization. Seller (and as used in this Section 9.2.1, the term Seller includes any general partners or managing members of Seller) (a) is duly organized (or formed), validly existing and active and in existence under the Laws of its State of organization and, as and to the extent required by applicable Laws, of the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Seller, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller, have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligations of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2 Seller’s Knowledge Representations. To Seller’s Knowledge:

(a) Except as listed in Exhibit J attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller

(including, but not limited to, condemnation proceedings against the Property) which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property.

(b) As of the date of this Agreement, Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases, and (iii) liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record.

(c) Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts except as listed in Exhibit J attached hereto.

(d) Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit J attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority of any violation of any zoning Law applicable to the Property.

(e) No petition has been filed by Seller, nor has Seller received written notice of any petition filed against Seller, under the Federal Bankruptcy Code or any similar Law.

(f) As of the date of this Agreement, except as listed in Exhibit J attached hereto and except for violations that have been cured, Seller has not received any written notice from any insurance company that carries any of Seller’s insurance with respect to the Property that any portion of the Property violates any building, fire, or health code, statute, ordinance, rule or regulation applicable to the Property.

(g) Seller has not entered into any agreements currently in effect pursuant to which Seller has granted any rights of first refusal to purchase all or any part of the Property, options to purchase all or any part of the Property or other rights whereby any individual or entity has the right to purchase all or any part of the Property (except for this Agreement and any options to purchase the Property or a portion thereof that may be contained in any of the Leases).

(h) Except as listed in Exhibit J attached hereto and incorporated herein by this reference, there are no claims, actions, suits, or proceedings by any employee of Seller, governmental authority, citizen or other third party arising under Environmental Laws pending or threatened against Seller with respect to the ownership, use, condition, or operation of the Property. Without limiting in any way the term “Seller’s Knowledge”, Buyer hereby acknowledges and agrees that the representation in this subsection 9.2.2(h) does not and shall not be construed to refer to the actual or constructive knowledge of any other Seller Parties, or the contents of any files, documents or materials maintained by or on behalf of Seller and shall only refer to the actual knowledge of the Designated Representatives.

(i) The information submitted to the insurance broker in connection with Seller’s purchase of the Seller Insurance Policy (as defined in Section 16.3) was true and correct in all material respects and, to Seller’s Knowledge, such information remains true and correct in all material respects.

9.3 General Provisions.

9.3.1 Seller’s Warranties Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.2 Notice of Breach; Seller’s Right to Cure.

(a) If at or prior to the Closing, any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing and Closing Deadline (not to exceed sixty (60) days) for the purpose of such cure.

(b) If any misrepresentation or breach of any of Seller’s Warranties is first discovered by Buyer after the expiration of the Due Diligence Period but prior to Closing and Seller either does not elect to or is not able to so cure any such misrepresentation or breach after the cure period set forth above, then Buyer, as its sole remedies for any and all such misrepresentations or breaches, shall have the following rights:

(i) If any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, then Buyer may elect either (A) to waive such misrepresentations or breaches and consummate the Transaction without any reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.

(ii) If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

(c) The untruth, inaccuracy or incorrectness of Seller’s Warranties for purposes of this Agreement shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $50,000.

9.3.4 Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of one hundred twenty (120) days and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Buyer against Seller on or before one hundred fifty (150) days after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at Law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $50,000.

ARTICLE 10—COVENANTS

10.1 Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1 Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause the other Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller: (a) the terms of the Agreement, (b) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by Seller or any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representative in connection with its Due Diligence, and (c) the identity of Seller, and, if applicable, the identity of any direct or indirect owner of any beneficial interest in Seller. Buyer’s obligation under clauses (a) and (c) of the immediately preceding sentence shall survive the Closing and not be merged therein. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees, members of professional firms serving it or potential lenders, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order, or (iii) to the extent that such information is a matter of public record. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2 Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1 or (b) the entry on the Real Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.2 Seller’s Covenants. Seller hereby covenants as follows:

10.2.1 Service Contracts.

(a) Without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, between the date hereof and the Closing Date Seller shall not extend, renew, replace or otherwise modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice.

(b) On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2 Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that, except for breaches of this Section 10.2.2. Buyer shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions that would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property. Notwithstanding anything to the contrary contained in this Agreement, in the event of any change in Laws arising after the expiration of the Due Diligence Period (the “New Laws”) that results in the use, ownership or operation of the Property failing to comply with any such New Laws (provided, that, in the event that the current use, ownership or opertion of the Property is in compliance with such New Laws and any change thereto would cause noncompliance with such New Laws, then the Property shall be deemed to be in compliance with such New Laws), which would require the expenditure of in excess of $25,000 to remedy, in Buyer’s and Seller’s mutual reasonable discretion, to remedy, then, at Seller’s election, in Seller’s sole discreion, either (i) Seller shall cause the Property to be in material compliance with such New Laws prior to the Closing Deadline (provided that Seller shall be entitled to a reasonable adjournment of the Closing and Closing Deadline not to exceed one hundred (120) days for the purpose of causing the Property to be in material compliance with such New Laws) or (ii) Buyer shall have the right to terminate this Agreement by written notice to Seller to be received by Seller within five (5) business days of Buyer’s receipt of notice that the Property is not in compliance with such New Laws, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit.

10.3 Mutual Covenants.

10.3.1 Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2 Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker and Buyer’s Broker (if any, as defined above) have acted as the exclusive brokers with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Buyer shall pay any brokerage commission due to Buyer’s Broker in accordance with the separate agreement between Buyer and Buyer’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by Buyer’s Broker or any other party claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3 Tax Protests, Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows:

(a) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during the Closing Tax Year (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in the manner provided in Section 6.3;

(b) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the Closing Tax Year (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

(c) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the Closing Tax Year (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

10.3.4 Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11—DEFAULT

11.1 Buyer Default. If, on or before the Closing Date, (i) Buyer is in default of any of its obligations hereunder, or (ii) any of Buyer’s representations or warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for five (5) days after written notice from Seller to Buyer, which written notice shall detail such default, untruth or failure, as applicable, then Seller may elect to (a) terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it survives the termination of this Agreement.

11.2 Seller Default. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for five (5) days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which any Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within one hundred twenty (120) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such one hundred twenty (120) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12—CONDEMNATION/CASUALTY

12.1 Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the giving of Seller’s notice, and the Closing Deadline shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a) if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b) to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) Business Day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller. The provisions in this Section 12.2 (b) shall survive the Closing and not be merged therein.

12.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

12.4 Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13—ESCROW

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

13.1 Deposit. The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

13.2 Delivery. If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

13.3 Failure of Closing. If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 13.3. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

13.4 Stakeholder. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in breach of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of Law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in breach of this Agreement or involving gross negligence on the part of the Escrow Agent.

13.5 Taxes. Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to the Escrow Agent that its taxpayer identification number is                     .

13.6 Execution By Escrow Agent. The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

13.7 Survival. The provisions of this Article 13 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 14—LEASE EXPENSES

14.1 New Leases; Lease Modifications. After the Commencement Date, except as may be permitted by the terms of this Section 14.1, Seller shall not, without either (A) prior written notice to Buyer, provided such written notice is received by Buyer on or before three (3) Business Days before the expiration of the Due Diligence Period, or (B) thereafter, Buyer’s prior written consent, (a) enter into a New Lease; (b) modify or amend any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant’s Lease); or (c) consent to any assignment or sublease in connection with any Lease. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to any such proposed transaction within three (3) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed transaction. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the expiration of the Due Diligence Period and the Closing. Notwithstanding the foregoing, if any Lease requires that the landlord’s consent be given under the applicable circumstances, then Buyer shall be deemed ipso facto to have approved such action; and if any Lease requires that the landlord’s consent be subject to standards of discretion (such as that such consent not be unreasonably withheld), then Buyer shall be obligated to consider Buyer’s consent under the same standard of discretion. Any notice from Buyer rejecting a proposed transaction shall include a description of the reasons for Buyer’s rejection. The foregoing notwithstanding, in the event Buyer has rejected any transaction that was proposed and, thereafter, Seller notifies Buyer that Seller intends to effect such proposed transaction, Buyer shall have the right, within three (3) Business Days after receipt of Seller’s notice that Seller has taken such action, to elect to terminate this Agreement by the delivery to Seller of a written notice of termination, in which case the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement. If Buyer fails to notify Seller within such time period, Buyer shall be deemed to have fully waived any rights to terminate this Agreement pursuant to this Section 14.1. Notwithstanding anything to the contrary contained in this Agreement, Seller shall have the right to enter into the following New Leases at any time prior to Closing without the prior written consent of Buyer: any New Lease leased to a tenant as a self storage facility for a term not to exceed one (1) year and at a monthly rental not less than the average monthly rental rate that was in effect for the lease of such self storage facility prior to the execution of such New Lease. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, promptly after the execution and delivery thereof.

14.2 Lease Enforcement. Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

14.3 Lease Expenses. At Closing, Buyer shall reimburse Seller for Buyer’s pro rata share of any and all Reimbursable Lease Expenses to the extent that the same have been paid or incurred by Seller prior to Closing. In addition, at Closing, Seller shall pay to Buyer for Seller’s pro rata share of any and all Reimbursable Lease Expenses to the extent that the same are unpaid as of Closing and, as a result, (a) Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses unpaid as of the Closing, and (b) Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. For purposes of determining Buyer’s and Seller’s pro rata share of Reimbursable Lease Expenses, such costs and expenses shall be apportioned between Buyer and Seller based upon the proportion of the affected term of the applicable Lease, renewal, extension, or expansion, as the case may be (exclusive of any “free rent” periods), that falls within each of Buyer’s and Seller’s period of ownership of the Property. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof.

ARTICLE 15—MISCELLANEOUS

15.1 Buyer’s Assignment. Except with respect to a limited liability company (the “Buyer LLC”) in which Buyer retains majority ownership and control, Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. In the event of any permitted assignment by Buyer, including, without limitation, any assignment to the Buyer LLC, any assignee, including the Buyer LLC, shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

15.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by Law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 75-1933081.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State in which the Property is located.

15.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.

15.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile or by e-mail (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties) or when personally delivered as shown on a receipt therefor

(which shall include delivery by a nationally recognized overnight delivery service such as Federal Express, UPS Next Day Air, Purolator Courier or Airborne Express) or three (3) Business Days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to Buyer:	Eric G. Meyers
John P. Kyle
Terry Korth
c/o The Capital Financial Group
11140 Rockville Pike, Fourth Floor
Rockville, Maryland 20852
Telephone No.: 301-468-0100
Telecopy No.: 301-468-1114
Email Address: Emeyers@CFGInc.com

with a copy to:	Seth T. Stark, Esq.
Stark, Meyers, Eisler & Leatham, LLC
11140 Rockville Pike #570
Rockville, Maryland 20852
Telephone No.: 301-468-0700
Telecopy No.: 301-230-9320
Email Address: sstark@starkmeyers.com

If to Seller:	Prudential-Bache/Watson & Taylor, LTD.-2
751 Broad Street
Newark, New Jersey 07102-3714
Attention: Richard Welch
Telephone No.: 973- 802-4365
Telecopy No.: 973-367-8737
Email Address: Richard.Welch@Prudential.com

with a copy to:	Prudential-Bache/Watson & Taylor, LTD.-2
Two Ravinia Drive, Suite 1200
Atlanta, Georgia 30346
Attention: Richard Pulido
Telephone No.: 770-395-8432
Telecopy No.: 770-392-0944
Email Address: Richard.Pulido@Prudential.com

with a copy to:	Doug Cloud, Esq.
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Telephone No.: 404-881-7894
Telecopy No.: 404-881-7777
Email Address: doug.cloud@alston.com

15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and

(b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof.

15.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or modification hereof or any of the Closing Documents.

15.14 ERISA. Buyer represents and warrants to Seller (as used in this Section, Seller shall be deemed to mean “Seller”) that:

(a) Buyer’s rights under this Agreement do not, and upon its acquisition by Buyer the Property shall not, constitute “plan assets” within the meaning of 29 C.F. R. Section 2510.3-101, because one or more of the following circumstances are true:

(i) Equity interests in Buyer are publicly offered securities, within the meaning of 29 C.F.R. Section 2510.3-101(b)(2);

(ii) Less than 25 percent of all equity interest in Buyer are held by “benefit plan investors” within the meaning of 29 C.F.R. Section 2510.3-101(f)(2); or

(iii) Buyer qualifies as an “operating company”, “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. Section 2510.3-101(c),(d) or (e).

(b) Buyer is not a “governmental plan” within the meaning of Section 3(32) of the Employee Retirement Income Security Act of 1974 and the execution of this Agreement and the purchase of the Property by Buyer is not subject to state statutes regulating investments of and fiduciary obligations with respect to governmental plans.

Buyer hereby agrees to execute such documents or provide such information as Seller may require in connection with the Transaction or to otherwise permit Seller to determine whether: (i) the Transaction would constitute a prohibited transaction under ERISA or any applicable similar prohibition under State Law, (ii) the Transaction is otherwise in full compliance with ERISA and such applicable similar State Laws, and (iii) Seller would be in violation of ERISA or any applicable similar State Laws by complying with this Agreement or by closing the Transaction. Seller shall not be obligated to consummate the Transaction unless and until Seller is satisfied that the Transaction complies in all respects with ERISA and any applicable similar State Laws. The obligations of Buyer under this Section shall survive the Closing and shall not be merged therein. Notwithstanding any provision in this Agreement to the contrary, the representations, warranties, covenants and agreements set forth in this Section 15.14 are intended to inure to the benefit of Seller. The provisions of this Section 15.14 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.15 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed One Million Dollars ($1,000,000). The provisions of this Section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.16 Time of The Essence. Time is of the essence with respect to this Agreement.

15.17 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY

WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.18 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied signature and shall accept the telecopied signature of the other party to this Agreement.

15.19 Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF PRINCE GEORGES, STATE OF MARYLAND AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF PRINCE GEORGES, STATE OF MARYLAND, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

ARTICLE 16—SPECIAL ENVIRONMENTAL CONDITIONS

This Article 16 shall survive Closing.

16.1 Condition of Property.

16.1.1 Former Use. Buyer acknowledges that: (i) the former uses of the Property involved dry cleaning activities which have resulted in Environmental Conditions (as hereinafter defined); (ii) Hazardous Materials have spilled, leaked, seeped or entered the ground or groundwater and Hazardous Materials may still be present in, on, under or about or migrating from the Property; and (iii) Hazardous Materials are emitting vapors into buildings located on the Property.

16.1.2 Remedial Action Plan. Buyer acknowledges that the Property is subject to an approved Remedial Action Plan (“RAP”) under and pursuant to the Maryland Voluntary Cleanup Program (“VCP”) as described on Exhibit K attached hereto and made a part hereof.

16.1.3 “Environmental Work” means investigation, monitoring, active remediation, passive remediation, vapor mitigation and risk assessment or other response required under applicable Environmental Laws, as directed by the Maryland Department of the Environment, including but not limited to such activities required to obtain a VCP Certificate of Completion and any other applicable Governmental Closure Document and/or comply with the terms and conditions of any such VCP Certificate of Completion and Governmental Closure Document. As used herein, “Environmental Work” also expressly includes any financial assurance requirements required to be posted with any Agency after Closing with respect to the aforesaid remediation to be conducted by Buyer. Buyer acknowledges and agrees that Seller currently has a $60,000 Letter of Credit posted with the Maryland Department of the Environment for such financial assurance, and Buyer shall replace the Seller’s Letter of Credit with alternate financial assurance as of the Closing Date and shall ensure that the aforesaid Letter of Credit is duly returned to Seller for cancellation at Closing or as soon as possible thereafter.

16.1.4 Environmental Services Agreement. Concurrent with the Closing, Buyer shall enter into a services agreement with ATC Associates to carry out the Environmental Work specified in the Remedial Action Plan through and including the issuance of a VCP Certificate of Completion and any other applicable Governmental Closure Document (the “Environmental Services Agreement”). The Environmental Services Agreement shall further provide that Seller shall be a third party beneficiary of the Environmental Services Agreement and shall have rights to enforce the same against the service provider under the Environmental Services Agreement (the “Service Provider”) in the event that Buyer has defaulted on its obligations under this Article 16. The Environmental Services Agreement shall be in a form acceptable to Seller, in Seller’s sole discretion, and shall provide for the performance of all Environmental Work that may be necessary to obtain a VCP Certificate of Completion and any other applicable Governmental Closure Document and shall be amended accordingly in the event further Environmental Work is required by any Government Agency. At the Closing, Seller shall pay, as a credit against the Purchase Price, the amounts owed under the Environmental Services Agreement, up to a maximum amount of $75,000. Upon Closing, Buyer shall and hereby does assume at its sole cost and expense all responsibility for the management and oversight of the Service Provider, performance under the Environmental Services Agreement (except as expressly set forth above) and implementation of the RAP. Any change orders, additional work requirements, or other unforeseen costs associated with the RAP, or otherwise charged by the Service Provider, shall be the sole obligation of Buyer, and Buyer shall indemnify, defend and hold harmless Seller with respect to any matters arising from the Environmental Services Agreement, except with respect to the payment of the unpaid balance due at Closing, as limited above. Without limiting the foregoing, in the event that ATC Associates fails to perform its obligations under the Environmental Services Agreement, then, after the expiration of any applicable notice and/or cure periods thereunder, Buyer shall have the right to enter into a replacement of such Environmental Services Agreement (the “Replacement Environmental Services Agreement”), provided, that, (i) the service provider under the Replacement Environmental Services Agreement must be acceptable to Seller, in Seller’s reasonable discretion, (ii) the Replacement Environmental Services Agreement must be acceptable to Seller, in Seller’s reasonable discretion, (iii) the Replacement Environmental Services Agreement shall be subject to the same terms and conditions as the Environmental Services Agreement under this Agreement and (iv) Buyer shall be responsible for all costs and expenses incurred under, or in connection with, the Replacement Environmental Services Agreement, including, without limitation, any and all expenses (including reasonable attorneys’ fees) incurred by Seller in connection with the terms and conditions of this sentence.

16.2 Pre-Closing and Post-Closing Environmental Activities.

16.2.1 Post-Closing Environmental Activities. Upon Closing, Buyer shall assume, perform, manage and otherwise discharge any and all obligations to perform Environmental Work required with respect to any Environmental Conditions, including without limitation, the complete and timely performance of the RAP and of the terms and conditions of any VCP Certificate of Completion and any other applicable Governmental Closure Document that is issued for the Property, which are expressly assumed by Buyer. For purposes hereof, “Environmental Conditions” shall mean any environmental conditions including without limitation, the presence of Hazardous Materials at, on, under or migrating from the Real Property or any other condition of noncompliance or violation of Environmental Laws, existing on or before the date of Closing, whether or not the same are known to Buyer or Seller. The Buyer acknowledges and agrees that the Property may require additional Environmental Work beyond the scope of the RAP and expressly assumes all liability and responsibility therefor.

16.2.2 Notice of Change in Environmental Work. Notwithstanding anything to the contrary contained herein, Buyer shall provide prompt written notice to Seller of any Environmental Work beyond the scope of the current RAP that is or may reasonably be anticipated by Buyer to be required by any Agency or other party.

16.2.3 Performance and Completion of Environmental Work.

(a) Buyer shall perform all Environmental Work hereunder at its sole cost and expense. Buyer shall provide a copy to Seller of any correspondence with any Agency regarding the Governmental Closure Document or other determination that no further Environmental Work is required immediately upon receipt thereof by Buyer and provide the same to the Insurer (as hereinafter defined). Notwithstanding anything to the contrary contained herein, Buyer herein covenants and agrees that (1) it shall fully comply with the terms of and shall not terminate the Environmental Services Agreement after Closing except with the advance written consent of the Seller and (2) it shall, prior to Closing and at its sole cost and expense, apply for and obtain “inculpable party” status under and pursuant to the Maryland Department of the Environment Voluntary Cleanup Program, referencing and consistent with the Seller’s existing application and enrollment in the VCP.

(b) Prior to submitting any written document, information, comment, proposal, plan, or report relating to the Environmental Work or Environmental Conditions to any Government Agency (“Submittal”), Buyer shall notify Seller, provide one copy of such Submittal to Seller, and allow Seller fifteen (15) business days in which to comment on such Submittal, unless a shorter time period is required to meet any deadlines imposed by such Government Agency, in which case the Buyer shall provide Seller with such shorter time period in which to comment. The failure of Seller to comment on the Submittal within fifteen (15) business days of notice shall automatically be deemed to constitute approval of the Submittal. Buyer shall, if reasonably and timely requested by Seller, incorporate Seller’s requests to modify such Submittals, if Seller can show that, with respect to its requests: any such proposed modification to a Submittal (i) is in accordance with applicable Environmental Law requirements as in effect at the time such action is taken; and (ii) is consistent with the RAP or other directives of any Government Agency; and (iii) will not significantly increase Buyer’s risk of future liability or responsibility under this Agreement. It shall not be considered reasonable, however, for Seller to request modified action solely to require action more stringent or materially different from that required under Environmental Laws as in effect at the time the action is to be taken, and Buyer shall have no obligation to incorporate any such requested modified action.

(c) Notwithstanding any provision of this Section 16 to the contrary, in the event of a breach of this Section 16 of the Agreement by Buyer or Buyer shall otherwise be in default hereunder and such breach or condition of default shall continue to exist for a period of forty-five (45) days after the Buyer has received written notice of such breach or condition of default from Seller (or if such breach or condition is such that it cannot be cured within such forty-five (45) day period, Buyer has not commenced such cure and thereafter diligently pursues the same to completion), Seller shall have the right, but not the obligation, to assume control of any and all remaining portions of the Environmental Work. Seller may exercise this right by submitting written notice to Buyer in accordance with Section 15.9 hereof, which notice identifies the date on which Seller or its agents intend to undertake any or all remaining portions of the Environmental Work. In the event and to the extent Seller exercises its rights under this subsection, the cost of the Environmental Work conducted by Seller or its agents shall be reimbursable to Seller as provided in Section 16.2.4 of this Agreement. Any Environmental Work performed by Seller or its agents shall be performed in a safe, diligent, and workmanlike manner, in accordance with Environmental Law. Seller shall keep Buyer reasonably apprised of the progress of any Environmental Work which Seller of its agents perform, and Buyer shall have the same rights to review and comment upon and dispute or disagree with any Submittals as Seller under Section 16.2.3(b) of this Agreement. In the event Seller elects to perform any Environmental Work under this Section 16.2.3(c), Buyer hereby grants an irrevocable right of access to the Property to Seller for such purposes.

16.2.4 Indemnification and Release by Buyer. On and after the Closing Date, Buyer its successors and assigns and all persons or entities who claim by or through it (collectively, “Buyer Parties”), hereby agree to indemnify, hold harmless and defend Seller and any and all of its officers, partners, general partners, limited partners, related companies, parents, subsidiaries, divisions, affiliated corporations, directors, shareholders, employees, consultants, attorneys, agents, insurers of any kind, predecessors, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all liabilities, penalties, fines, suits, claims, demands, actions, losses, expenses, investigation and remediation costs, causes of action, proceedings, judgments, executions and reasonable costs of any kind or nature whatsoever (including reasonable attorneys’ fees) arising out of: (1) the Environmental Work; (2) the Environmental Conditions, which indemnification is expressly intended to include all claims and demands for bodily injury and property damage relating to the Environmental Conditions that may hereafter be filed by any third party; and (3) the Environmental Services Agreement (collectively, the “Indemnified Matters”). With respect to the defense of any matter for which Seller is indemnified, Buyer retains the right to select counsel to conduct such defense, which counsel shall be qualified and experienced in the applicable field and have sufficient trial experience in the court in which the matter is being tried and which counsel shall be approved by Seller, which approval shall not be unreasonably withheld or denied. If Seller or Seller’s designee elects to retain counsel in addition to counsel provided by Buyer in connection with any matter for which Seller or its designee claims indemnification, the cost of such additional counsel shall be borne by Seller. With the exception of claims for breach or enforcement of this Agreement, Buyer Parties,

(i) irrevocably, completely, unconditionally, and forever discharge and release Seller Indemnified Parties of and from any and all claims, demands, suits, damages, liabilities, diminution in value, actions or causes of action of any kind whatsoever, in law or equity (collectively, “Claims”) that Buyer has, had, or may have, whether now known or hereafter discovered, whether now accrued or hereafter accruing, and whether asserted or unasserted, arising from or directly or indirectly relating to the Indemnified Matters, including, without limitation, the presence or existence of Hazardous Materials in, on, under or about or migrating from the Property, and (ii) agree never to commence or prosecute against any of the Seller Indemnified Parties any suit, action, or other proceeding based upon any Claims covered by the release in this Section 16.2.4. Buyer expressly acknowledges that the obligations of this Section 16.2.4 shall not expire at any time, including upon receipt of the Certificate of Completion and any other applicable Governmental Closure Document.

16.3 Environmental Insurance Policy. Seller has obtained an environmental insurance policy regarding the Property (the “Seller Insurance Policy”) prior to the date hereof. It shall be a condition of Closing that Buyer shall be added as an additional insured under the Seller Insurance Policy; provided, however, Buyer shall remain liable for and shall indemnify, defend and hold Seller harmless from and against any and all loss, cost, damage or expense relating to or arising in connection with any and all self insured retention amounts or deductible amounts payable under or otherwise payable in connection with any claim made under the Seller Insurance Policy. If Buyer obtains an environmental insurance policy (the “Buyer Insurance Policy”) regarding the Property, prior to or after Closing, Seller shall cause the insurer under the Buyer Insurance Policy to add Seller as an additional insured under the Buyer Insurance Policy. The terms of this Section 16.3 shall survive the Closing and not be merged therein.

16.4 Deductibles. Buyer shall be responsible for paying all deductibles and any self-insured retention amounts payable under the Seller Insurance Policy and the Buyer Insurance Policy.

16.5 Deed Restriction. Notwithstanding and without limiting any other provision of this Agreement, Buyer acknowledges and agrees that, (a) Seller’s application and participation in the VCP and the RAP are based upon non-residential use of the Property, and (b) prior to Closing, Seller has the right and may, in its sole discretion, record in the land records of the local jurisdiction a deed restriction on the permissible uses of the Property as non-residential, such as restricted commercial and/or restricted industrial use.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed on its behalf on the day and year first above written.

SELLER:

PRUDENTIAL-BACHE/WATSON & TAYLOR, LTD.-2, a Texas limited partnership

By:	/s/ Richard Welch
Name:	Richard Welch
Title:	Chairman & CEO

BUYER:

/s/ Eric G. Meyers
ERIC G. MEYERS, an individual resident of the State of MD

JOHN P. KYLE, an individual resident of the State of

TERRY KORTH, an individual resident of the State of

BUYER:

ERIC G. MEYERS, an individual resident of the State of

/s/ John P. Kyle
JOHN P. KYLE, an individual resident of the State of Maryland

TERRY KORTH, an individual resident of the State of

BUYER:

ERIC G. MEYERS, an individual resident of the State of

JOHN P. KYLE, an individual resident of the State of

/s/ Terry Korth
TERRY KORTH, an individual resident of the State of Maryland